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                                                                   EXHIBIT 10.43

                            [INVITROGEN LETTERHEAD]

                                 INTERNAL MEMO

DATE      May 31, 2002

  TO      C. Eric Winzer

  CC      Lyle Turner

FROM      Jim Runchey

  RE      PROMOTION & RELOCATION

We are pleased to confirm your promotion to the position of Chief Financial Officer, reporting to Lyle Turner, President & CEO. In this position, which resides in Carlsbad, CA, you will be responsible for the Company's Treasury, Tax, Financial Analysis and Reporting, IT, and Investor Relations functions. The effective date of the promotion was May 1, 2002.

In this position, your salary will be $300,000 annualized, less applicable withholding paid in accordance with Invitrogen's normal payroll practices. This new salary amount includes an adjustment for your automobile allowance, which will no longer be included as a semi-monthly payment.

In addition, you will continue to be eligible to participate in Invitrogen Corporation's Incentive Compensation Plan (ICP) for 2002. Your ICP will be targeted at 35% of your base salary for the period eligible. The actual incentive bonus earned will be based on individual as well as company goals and will be paid according to the rules of the ICP, which states in part you must be employed on the day the bonus is paid to receive the bonus.

As an employee relocating to Carlsbad from Maryland you will be eligible for relocation assistance as outlined in the attached Relocation Guidelines and highlighted below:

- 2 house hunting trips (up to 7 days each) for you and your immediate family to Carlsbad.

-    Professional relocation services.

- Shipment and storage (up to 90 days) of selected household goods to Carlsbad.

-    Temporary living assistance up to 90 days.

- An interest free loan of up to $150,000 to assist in the purchase of a house.

- Reimbursement for all standard non-recurring closing costs on your home in Maryland including up to 6% sales commission.

You will continue to be eligible for all standard benefits available to other "full-time" Invitrogen employees, including: medical, dental, life, and vision insurance; short and long-term disability insurance; Invitrogen's 401k Plan and Employee Stock Purchase Plan in accordance with Invitrogen's policies the applicable plan documents and benefit plan provisions.

In addition, Invitrogen's Board of Directors' has granted options to purchase 150,000 shares of Invitrogen's common stock in accordance with an approved Invitrogen stock option plan (the "Plan") and related option documents. Options vest according to the terms of the Plan over 4 years.

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As an additional incentive, Invitrogen agrees to enter into a Settlement and
Retention Agreement with you in the form attached hereto pursuant to which the Company would, under the terms of the attached agreement, pay you a total bonus of $402,375, less applicable tax and other withholdings. One half of this bonus or $201,188 will be paid on or before October 1, 2002 (in an effort to assist you with your relocation to Carlsbad) and the remainder or $201,187 on or about October 1, 2004. As part of this agreement, your current Change-in-Control Agreement would be terminated, and you would be entitled to enter into a new Change-in-Control Agreement, a copy of which is also attached.

Employment with Invitrogen is at-will and therefore not for a specific term and may be terminated by either you or Invitrogen at any time without notice. The at-will nature of employment at Invitrogen constitutes the entire agreement between you and Invitrogen and any changes to these terms must be in writing and signed by you and the company's President or the Vice President of Human Resources.

We will formally announce your new title and responsibilities in June, 2002. You will be scheduled to meet with Human Resources shortly after you relocate to Carlsbad to review your benefits, company policies and also complete any necessary employment, benefits, and tax forms.

We wish you continued success in this new opportunity and we appreciate your willingness to relocate your family to Carlsbad, and look forward to working with you.

If you have any questions, feel free to contact Vickie Motte, at x67204 or me at x67222.

/s/                                         /s/
-------------------------------------       ---------------------------------
Lyle Turner, President & CEO                Jim Runchey, VP, Human Resources



I have read this offer letter in its entirety and agree to the terms and conditions of employment. I understand and agree that my employment with Invitrogen is at-will.

 Dated                                     /s/
      --------------------                 ----------------------------------
                                           C. Eric Winzer